Exhibit 10.14

AGREEMENT FOR LUMP SUM PURCHASE OF COMPANY TIMBER

This AGREEMENT FOR LUMP SUM PURCHASE OF COMPANY TIMBER (this "Agreement") is entered into as of January 10, 2006 between SCOTIA PACIFIC COMPANY LLC, a Delaware limited liability company ("Seller") and MAXXAM GROUP INC., a Delaware corporation ("Purchaser").

Background

A.	The Seller is the owner of the Specified Company Timber (as hereinafter defined).

B.           The Seller is a party to that certain Indenture dated as of July 20, 1998 between the Seller and U.S. Bank National Association (successor-in-interest to State Street Bank and Trust Company) (the "Trustee" and/or "Collateral Agent"), as modified by that certain First Supplemental Indenture dated July 16, 1998 and that Second Supplemental Indenture dated July 20, 1999 (as so modified, the "Indenture").

C.           The Seller's obligations under the Indenture are secured, inter alia, by a lien on the Specified Company Timber (the "Trustee Lien").

D.           So long as certain conditions set forth in the Indenture have been satisfied, the Indenture permits the Seller to sell the Specified Company Timber free of the Trustee Lien or to grant rights to harvest the Specified Company Timber which are prior to the Trustee Lien.

E.           The Seller desires to sell, and the Purchaser desires to purchase, the Specified Company Timber, free of the Trustee Lien in accordance with the terms and conditions set forth in the Indenture and in accordance with the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing recitals, the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

I

DEFINITIONS

1.1          Definitions. For all purposes of this Agreement, unless the context otherwise requires, all capitalized terms which are used but not defined herein shall have the meaning set forth in Schedule A to the Indenture, which is incorporated by reference as if fully set forth herein.

II

PURCHASE

2.1          Purchase of Specified Company Timber. Effective upon Closing (as herein defined) and subject to all conditions and other terms contained in this Agreement, the Seller shall sell, convey, transfer and assign to the Purchaser all of the timber rights described on Exhibit A attached hereto (the foregoing are herein collectively referred to as the "Specified Company Timber"). Title to the Specified Company Timber shall pass to the Purchaser at Closing.

2.2          Unadjusted Purchase Price. The Unadjusted Purchase Price shall be $2,340,030.42 (the "Unadjusted Purchase Price"). The Unadjusted Purchase Price was calculated using the prices established by the California State Board of Equalization for the first half of 2006 for the relevant species, size codes and estimated mbf amounts shown on Exhibit B hereto.

2.3          Final Purchase Price. It is the intent of the Seller and the Purchaser that the final purchase price for the Specified Company Timber reflect the actual species, size codes, and mbf amounts contained in the logs actually harvested by Purchaser before the deadlines specified in Section 6.3 below. Accordingly, after the earlier of (i) December 31, 2006 or (ii) all of the Specified Company Timber having been scaled in accordance with Article V hereof, the final purchase price for the Specified Company Timber (the "Final Purchase Price") shall be determined using the prices established for the first half of 2006 by the California State Board of Equalization for the relevant species, size codes and mbf amounts, determined by the results of scaling the logs actually harvested from the Specified Company Timber by such date. If the Final Purchase Price exceeds the Unadjusted Purchase Price, the Purchaser shall pay such excess to the Seller, and if the Unadjusted Purchase Price exceeds the Final Purchase Price the Seller shall pay such excess to the Purchaser. Any amount owing pursuant to the foregoing sentence from the Purchaser to the Seller, or from the Seller to the Purchaser, as the case may be, shall be paid within 45 days following the determination of the Final Purchase Price.

III

TIMBER HARVESTING PLANS AND RELATED MATTERS

3.1          Harvesting. All harvesting of the Specified Company Timber hereunder shall be conducted pursuant to a valid Timber Harvesting Plan.

3.2          Compliance with Laws. All harvesting of Specified Company Timber and other related activities conducted by the Purchaser under this Agreement shall be conducted in all material respects in accordance with all applicable Environmental Laws, Timber Laws, and General Laws, including, without limitation, those relating to streams, waterways, wildlife habitat and endangered species, and shall be conducted in all material respects in accordance with the terms, provisions, restrictions and conditions of each applicable Timber Harvesting Plan, sustained yield plan, habitat conservation plan, or similar plan or permit and all federal, state and local laws, rules and regulations relating to or incorporated into any Timber Harvesting Plan, including laws relating to streams, waterways, wildlife habitat and endangered species. Notwithstanding the foregoing, any and all reforestation obligations associated with the harvesting of the Specified Company Timber, including any reforestation obligations imposed by any Timber Harvesting Plan or habitat conservation plan, shall remain the obligation of the Seller and are not obligations of the Purchaser.

IV

REPRESENTATIONS AND WARRANTIES

4.1          Purchaser's Representations and Warranties. The Purchaser hereby represents and warrants to the Seller as follows:

(a)          The Purchaser has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware, with full corporate power and authority to own its properties and conduct its business as presently conducted, and is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction material to the performance of its obligations under this Agreement.

(b)          This Agreement has been duly authorized, executed and delivered by the Purchaser and constitutes the valid and legally binding agreement of the Purchaser enforceable against the Purchaser in accordance with its terms, except to the extent such enforceability may be limited by Bankruptcy Law or general principles of equity; and the Purchaser has full corporate power and authority to enter into and perform its obligations under this Agreement.

(c)          No consent, approval, authorization or order of any Governmental Authority is required for the execution and delivery by the Purchaser of this Agreement.

(d)          The execution, delivery and performance by the Purchaser of this Agreement does not violate, conflict with, result in a breach of, or constitute a default (or an event which with the giving of notice or the lapse of time or both would be reasonably likely to constitute a default) under the charter or by-laws of the Purchaser, or any General Law, Timber Law or Environmental Law applicable to the Purchaser and in effect on the date hereof, or the terms of any bond, debenture, note or any other evidence of indebtedness or any agreement, indenture, lease or other similar instrument to which the Purchaser is a party or by which it or any of its properties is subject.

(e)          There is not pending or, to the knowledge of the Purchaser, threatened, any action, suit, proceeding or investigation involving the Purchaser (and, to the knowledge of the Purchaser, no basis for any such action, suit, proceeding or investigation exists) before any Governmental Authority which could reasonably be expected to have a material adverse effect upon this Agreement or the ability of the Purchaser to perform its obligations hereunder.

4.2          Seller's Representations and Warranties. The Seller hereby represents and warrants to the Purchaser as follows:

(a)          The Seller has been duly organized and is validly existing as a limited liability company in good standing under the laws of the State of Delaware, with full limited liability company power and authority to own its properties and conduct its business as presently conducted, and is duly qualified to do business as a foreign limited liability company and is in good standing under the laws of each jurisdiction material to the performance of its obligations under this Agreement.

(b)          This Agreement has been duly authorized, executed and delivered by the Seller and constitutes the valid and legally binding agreement of the Seller enforceable against the Seller in accordance with its terms, except to the extent such enforceability may be limited by Bankruptcy Law or general principles of equity; and the Seller has full limited liability company power and authority to enter into and perform its obligations under this Agreement.

(c)          No consent, approval, authorization or order of any Governmental Authority is required for the execution and delivery by the Seller of this Agreement.

(d)          The execution, delivery and performance by the Seller of this Agreement does not violate, conflict with, result in a breach of, or constitute a default (or an event which with the giving of notice or the lapse of time or both would be reasonably likely to constitute a default) under the charter or limited liability company agreement of the Seller, or any General Law, Timber Law or Environmental Law applicable to the Seller and in effect on the date hereof, or the terms of any bond, debenture, note or any other evidence of indebtedness or any agreement, indenture, lease or other similar instrument to which the Seller is a party or by which it or any of its properties is subject.

(e)          There is not pending or, to the knowledge of the Seller, threatened, any action, suit, proceeding or investigation involving the Seller (and, to the knowledge of the Seller, no basis for any such action, suit, proceeding or investigation exists) before any Governmental Authority which could reasonably be expected to have a material adverse effect upon this Agreement or the ability of the Seller to perform its obligations hereunder.

(f)           All of the Specified Company Timber is covered by valid Timber Harvesting Plans, which Timber Harvesting Plans are listed in Exhibit A hereto; and a full and complete copy of each such Timber Harvesting Plan has been furnished to or otherwise been made available to the Purchaser.

(g)          The Seller has good and marketable title to the Specified Company Timber, and after giving effect to the release described in Section 9.3(a)(iii) hereof, the Specified Company Timber will upon Closing be free and clear of the Trustee Lien and all other monetary liens or encumbrances.

V

SCALING AND RELATED MATTERS

5.1          Scalers. The Purchaser shall be responsible for all scaling and measuring of logs purchased pursuant to this Agreement. The Purchaser shall, at its own expense, furnish one or more qualified scalers acceptable to the Seller. Notwithstanding the foregoing, the Purchaser shall be permitted to subcontract such functions to Pacific Lumber in a manner consistent with Article VIII hereof. Any scalers used in connection with this Agreement may be employees of Pacific Lumber.

5.2          Method. Scaling shall be done as soon as practicable upon delivery of logs to Pacific Lumber's log deck according to the Net Short Log Scribner Scale methodology of scaling. Notwithstanding the foregoing, the Purchaser may, at its option, utilize the weight equivalency methodology of scaling. In such event, the Purchaser shall scale in accordance with the requirements of the California State Board of Equalization (or any successor agency) for the weight equivalency methodology of scaling, as in effect from time to time. In accordance therewith, the Purchaser shall scale truckloads of logs from time to time upon request of the Seller according to the Net Short Log Scribner Scale methodology, and shall appropriately adjust the assumptions used in its weight equivalency methodology on an ongoing basis to reflect the results of such scaling. Notwithstanding the foregoing, Purchaser will utilize Net Short Log Scribner Scale methodology of scaling or will utilize third party scalers, as applicable, if the Seller is obligated to exercise its rights to require Pacific Lumber to utilize such methods pursuant to the last sentence of Section 4.12 of the Indenture.

5.3          Verification. The Seller may, upon reasonable notice to the Purchaser, at the Seller's option and cost, at any time or from time to time utilize independent scalers from the Northern California Log Scaling and Grading Bureau (or any successor organization) or any other recognized third party log scaling and grading bureau to verify the scaling by the Purchaser. The Purchaser shall cooperate fully in any such verification by the Seller. The Seller shall utilize independent scalers for at least two consecutive Business Days in each six month period, upon reasonable notice to the Purchaser. The Purchaser shall appropriately adjust the results of its scaling on a prospective basis to reflect the results of such third party scaling.

VI

HARVESTING

6.1          Removal of Timber. The Purchaser, at its own expense, agrees to cut and remove the Specified Company Timber in a manner consistent in all material respects with prudent business practices which, in the reasonable judgment of the Purchaser (i) are consistent with then current applicable industry standards and (ii) are in compliance in all material respects with Section 3.2 hereof and all applicable Timber Laws, Environmental Laws and General Laws. Notwithstanding the foregoing, the Purchaser shall be permitted to subcontract such functions to Pacific Lumber in a manner consistent with Article VIII hereof.

6.2          Residual Parts. Provided that Pacific Lumber is the Services Provider under the New Services Agreement, the Purchaser shall be entitled, at its option and at no additional cost to the Purchaser (a) to harvest and retain for its own use, any and all hardwood trees which are permitted to be harvested pursuant to any Timber Harvesting Plan applicable to the Specified Company Timber, (b) to remove for its own use, any and all residual parts of trees harvested pursuant to any Timber Harvesting Plan applicable to the Specified Company Timber, including, but not limited to, breaks, limbs and tops, and (c) to remove for its own use gravel and rock from the Company Timber Property in connection with the harvesting of the Specified Company Timber.

6.3          Timing. The Purchaser shall complete harvesting of the Specified Company Timber within the applicable time period set forth in the applicable Timber Harvesting Plan (inclusive of any extensions thereof); provided that the Purchaser shall have no right to harvest the Specified Company Timber after December 31, 2006.

6.4          Access. Seller grants Purchaser such access over Seller's timberlands as Purchaser may reasonably require in order to harvest the Specified Company Timber and otherwise exercise its rights hereunder. Subject to Sections 1(b) and 9(b) of that certain New Reciprocal Rights Agreement dated July 20, 1998 among Seller, Pacific Lumber and Salmon Creek, Seller also grants Purchaser the right to construct roads over Seller's timberlands as Purchaser may reasonably require in order to harvest the Specified Company Timber and otherwise exercise its rights hereunder. By their execution hereof, Pacific Lumber and Salmon Creek also grant Purchaser such access and road construction rights in respect of their timberlands.

VII

INDEMNIFICATION, INSURANCE

7.1          Indemnity. The Purchaser shall be liable for, and shall indemnify, protect, defend and hold harmless the Seller, the Trustee and the Collateral Agent, their respective subsidiary and affiliate companies and their respective agents, employees, managers, directors, partners, officers, servants and representatives against, any and all claims, demands, causes of action, expenses or liabilities (including reasonable attorneys' fees and disbursements) of every kind and character (whether known or unknown, fixed or contingent, liquidated or unliquidated, secured or unsecured, choate or inchoate, accrued, absolute or otherwise), suffered or sustained, arising from (i) the breach by the Purchaser of any of its representations, warranties, covenants and agreements set forth in this Agreement, (ii) actions or omissions of the Purchaser in connection with its obligations hereunder and (iii) failure of the Purchaser to have complied with the terms and conditions of approved Timber Harvesting Plans in connection with the Specified Company Timber or any other Timber Laws, Environmental Laws and General Laws applicable to such operations, as then in effect. The Seller shall notify the Purchaser promptly of any claim for which it may seek indemnity. The Purchaser shall have the right to defend the claim, and the Seller shall cooperate in the defense. If the Purchaser does not defend such claim, the Seller may have separate counsel and the Purchaser shall pay the reasonable fees and expenses of such counsel.

7.2          Insurance. The Purchaser shall at all times maintain comprehensive general and automobile liability insurance against claims for personal injury, death or property damage with limits of liability of not less than $10,000,000 per occurrence and deductibles of up to $3,000,000 per occurrence and (ii) all such worker's compensation or similar insurance as may be required by applicable laws, provided that the Purchaser may self-insure any or all worker's compensation liabilities. To the extent that any of the insurance required by this Section 7.2 is not or ceases to be available at commercially reasonable rates, the Purchaser may maintain insurance coverage in accordance with the prudent standards then being followed by other companies engaged in the same or similar lines of business or having comparable properties.

VIII

INDEPENDENT CONTRACTOR STATUS, USE OF PACIFIC LUMBER AS LICENSED TIMBER OPERATOR

8.1          Purchaser as Independent Contractor. The Purchaser, either directly to the extent permitted by applicable law, or indirectly through Pacific Lumber as described in Section 8.2 below, shall harvest the Specified Company Timber and perform its other obligations hereunder as an independent contractor. The number of employees, the selection and retention of such employees, the hours of labor and the compensation for services to be paid to any and all such employees of the Purchaser or Pacific Lumber shall be determined by the Purchaser or Pacific Lumber, as the case may be. All employees, agents, contractors and subcontractors hired by the Purchaser or Pacific Lumber to perform any obligations of the Purchaser hereunder shall not be deemed to be the employees, agents, contractors and subcontractors of the Seller, and all salaries and compensation payable to them shall be the exclusive responsibility of the Purchaser or Pacific Lumber, as applicable.

8.2          Delegation to Pacific Lumber. The parties agree that Pacific Lumber will continue to be the licensed timber operator with respect to each Timber Harvesting Plan relevant to the Specified Company Timber, and agree that Pacific Lumber will (either directly, or though its subcontractors to the extent permitted by applicable law) perform all of the functions of a licensed timber operator with respect to the Specified Company Timber. The parties further agree that Pacific Lumber may perform, on behalf of the Purchaser, all of the Purchaser's obligations set forth in Articles V and VI hereof, provided however, that any failure by Pacific Lumber to perform such obligations shall not relieve the Purchaser of any of its obligations hereunder.

IX

CLOSING

9.1          Closing. The consummation of the transactions contemplated by this Agreement, including the execution and delivery of the documents identified in Section 9.3 hereof (the "Closing"),shall take place no later than January 13, 2006 at the offices of First American Title Company at 1034 Sixth Street, Eureka, California 95501, at 1 p.m. local time, or on such other date and time as the Seller and the Purchaser may mutually agree in writing.

9.2	Conditions to Closing.

(a)          Seller's Conditions to Closing. The obligations of the Seller to consummate the Closing are conditioned upon the satisfaction or waiver in writing (subject to applicable law), on or prior to the Closing, of each of the following conditions:

(i)           This Agreement shall not have been terminated in accordance with Section 10.1 hereof;

(ii)          The representations and warranties of the Purchaser contained in Section 4.1 hereof shall be true and correct as at the date hereof and at Closing;

(iii)        All of the conditions and requirements set forth in the Indenture with respect to the sale of the Specified Company Timber free of the Trustee Lien shall have been satisfied; and

(iv)         The Purchaser shall have delivered to the Seller the items set forth in Section 9.3(b) hereof.

(b)          Purchaser's Conditions to Closing. The obligations of the Purchaser to consummate the Closing are conditioned upon the satisfaction or waiver in writing (subject to applicable law), on or prior to the Closing, of each of the following conditions:

(i)           This Agreement shall not have been terminated in accordance with Section 10.1 hereof;

(ii)          The representations and warranties of the Seller contained in Section 4.2 hereof shall be true and correct as at the date hereof and the Closing; and

(iii)        The Seller shall have delivered to the Purchaser the items set forth in Section 9.3(a) hereof.

9.3	Closing Deliveries

(a)          Seller's Closing Deliveries. At the Closing, the Seller shall deliver to the Purchaser the following:

(i)           One or more duly executed bills of sale conveying the Specified Company Timber to the Purchaser, each substantially in the form attached hereto as Exhibit C;

(ii)          One or more duly executed instruments of conveyance, suitable for recording, conveying the Specified Company Timber to the Purchaser, each substantially in the form attached hereto as Exhibit D; and

(iii)         One or more partial reconveyances of mortgage releasing the Trustee Lien.

(b)          Closing Deliveries by Purchaser. At the Closing, the Purchaser shall deliver to the Seller the following:

(i)           The Purchaser shall deliver the Unadjusted Purchase Price to the Seller by wire transfer of immediately available funds to such account as may be designated in writing by the Seller.

9.4          Closing Costs. The closing costs associated with the transactions contemplated by this Agreement shall be borne by the parties hereto as follows:

(a)          The Purchaser and the Seller shall each bear one-half of any recording fees, escrow fees and delivery charges associated with the transactions contemplated by this Agreement.

(b)          The Seller shall bear the cost of (i) the timber yield tax imposed on the Specified Company Timber (ii) the real property transfer tax (if any) imposed by reason of the transactions contemplated by this Agreement, and (iii) any endorsements to the Title Insurance Policy required by the Indenture.

(c)          The Purchaser shall bear the cost of any title insurance issued in favor of Purchaser with respect to the Specified Company Timber.

X

MISCELLANEOUS

10.1       Termination. This Agreement may be terminated only as follows: (a) the Seller and the Purchaser may terminate this Agreement by mutual written consent at any time prior to Closing, and (b) if the Closing has not occurred by January 20, 2006, either party hereto may terminate this Agreement by written notice to the other party. In the event of the termination of this Agreement pursuant to this Section 10.1, all obligations of the parties hereunder will terminate without any liability or obligation of either party to the other under this Agreement; provided that no party shall be released from liability hereunder if this Agreement is terminated by reason of the failure of such party to have performed its obligations hereunder. This Section 10.1 shall survive any termination of this Agreement.

10.2       Amendments. This Agreement may be amended by an agreement in writing signed by the Seller and the Purchaser.

10.3       Notices. All notices and other communications required or permitted hereunder shall be in writing and, unless otherwise provided in this Agreement, shall be deemed to have been duly given when delivered in person or by mail or when dispatched by telegram or electronic facsimile transfer (confirmed in writing by mail simultaneously dispatched) to the addressee at the address specified below:

If to the Purchaser:	MAXXAM Group Inc.

1330 Post Oak Boulevard, Suite 2000

Houston, Texas 77056-3058

Fax: 713-267-3702

Attention: General Counsel

If to the Seller:	Scotia Pacific Company LLC

125 Main Street, Second Floor

Scotia, California 95565

Fax: (707) 764-5001

Attention: Vice President, Finance and Administration

10.4       Limitations on Assignment. Except as specifically set forth in Article VIII hereof, neither the Purchaser nor the Seller shall assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the other party.

10.5       Governing Law. This Agreement shall be governed by the internal laws of the State of California without regard to principles of conflict of laws.

10.6       Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed an original but all of which together shall constitute one and the same instrument.

10.7       Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof.

10.8       Headings. The section headings of this Agreement are only for the purpose of reference and shall not affect the meaning hereof.

10.9       Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of each party hereto and their respective successors and permitted assigns.

10.10     Further Assurances. After the Closing each party hereto will from time to time, at the reasonable request of the other party, execute and deliver, or cause its affiliates to execute and deliver, such other instruments of conveyance and transfer and such other instruments, documents and agreements, and will take such other actions as such other party may reasonably request in order to more effectively or more expeditiously consummate any of the transactions contemplated hereby and to vest in Purchasers the Seller's right, title and interest in, to and under the Specified Company Timber; provided that the requesting party will at its cost prepare such additional documents and instruments and will handle any submittal, applications, processing, recording and registrations with respect thereto.

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                IN WITNESS WHEREOF, the parties hereto have executed this Agreement for Lump Sum Purchase of Specified Company Timber as of the date first above written.

PURCHASER:

MAXXAM GROUP INC.

By:	/s/ Paul N. Schwartz
Name: Paul N. Schwartz
Title: Vice President

SELLER:

SCOTIA PACIFIC COMPANY LLC

By:	/s/ Jeffrey C. Barrett
Name: Jeffrey C. Barrett, Ph.D.
Title: Vice President

ACKNOWLEDGED AND AGREED:

THE PACIFIC LUMBER COMPANY

By:	/s/ Gary L. Clark
Name: Gary L. Clark
	Title:	Vice President-Finance and
Administration

ACKNOWLEDGED AND AGREED for the

Limited purposes set forth in Section 6.4 of this

Agreement:

SALMON CREEK LLC

By:	/s/ Gary L. Clark
Name: Gary L. Clark
Title: President